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                                                                    Exhibit 99.2

[Broker Dealer letter to accompany MEI letter delivered in connection with Directed Subscription Program]


[Janney Montgomery Scott LLC letterhead]


_______________ , 2003

To:      Certain Eligible Security Holders
         Designated by Marshall Edwards, Inc.:

      In connection with the Marshall Edwards, Inc. Directed Share Subscription Program relating to a public offering of its common stock units, you are receiving:

      - a letter from Marshall Edwards, Inc. explaining the Directed Share Subscription Program, and

      - a copy of Marshall Edwards, Inc.'s preliminary prospectus relating to its public offering and the Directed Share Subscription Program.

      Please direct any questions regarding the Directed Share Subscription Program to Mr. Richard Grieves on our investor information line at 410-822-1181 or by email at rgrieves@jmsonline.com. Please do not call Marshall Edwards directly. Only our investor information line or our representatives will be able to answer your questions.


     The following statement is required to be included in this letter by the rules and regulations of the SEC:



     A Registration Statement relating to the Common Stock Units has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This notice shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


Very truly yours,


Janney Montgomery Scott LLC